EXHIBIT 7.9

SCHEDULE OF TRANSACTIONS

Entity Name	Transaction Date	Transaction Type	Number of Class A Common Shares	Price
HLP	03/14/2013	Open Market Purchase	27,449	$3.17430
Glenview Capital Partners	03/15/2013	Assignment on Call Option	(64,200)	$2.75000	*
Glenview Institutional Partners	03/15/2013	Assignment on Call Option	(418,900)	$2.75000	*
Glenview Capital Master Fund	03/15/2013	Assignment on Call Option	(904,900)	$2.75000	*
Glenview Capital Opportunity Fund	03/15/2013	Assignment on Call Option	(241,900)	$2.75000	*
Glenview Offshore Opportunity Master Fund	03/15/2013	Assignment on Call Option	(370,100)	$2.75000	*
HLP	03/28/2013	Open Market Purchase	17,000	$3.27000
HLP	04/15/2013	Open Market Sale	(4,028)	$3.13783
HCP	04/15/2013	Open Market Sale	(87,455)	$3.13783
HOM	04/15/2013	Open Market Sale	(69,610)	$3.13783
HCP II	04/15/2013	Open Market Sale	(6,807)	$3.13783
CPLP	04/15/2013	Open Market Purchase	15,700	$3.20400
CPMF	04/15/2013	Open Market Purchase	9,300	$3.20400
HLP	04/17/2013	Open Market Purchase	20,418	$3.26960

* This figure reflects the strike price for the option.